For Immediate Release

                TIME WARNER ANNOUNCES DEBT REDUCTION
  --Company to issue $ 1 Billion security to further reduce debt--
              --Debt Reduction Program at $2.6 billion--
                     --Credit Ratios Improved--

New York, March 25, 1996 -- Time Warner Inc. announced plans today to reduce debt by $1 billion by issuing an exchangeable preferred stock under rule 144A. The proceeds will be used to reduce debt.

In making the announcement, Chairman and CEO Gerald M. Levin said,
"By realizing the cash value of a portion of our preferred equity in Time Warner Entertainment, we will bring our debt reduction program to $2.6 billion. As we go forward, we will continue to work toward further strengthening our balance sheet and improving our ratios."

Time Warner Senior Vice President and Chief Financial Officer Richard
J. Bressler added, "This new preferred security will monetize a portion of our non-cash generating Series B Preferred capital account in TWE. The proceeds will be utilized to reduce our debt. Our debt reduction efforts have strengthened our balance sheet and improved our key financial ratios, demonstrating our continuing commitment to an investment grade rating."

The securities will initially be offered in a private placement under rule 144A, will not be registered under the United States Securities
Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be an offer or sale of the securities in the proposed offering in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Time Warner Inc., the world's leading media company, consists of three fundamental businesses: entertainment, news and information and telecommunications with interests in filmed entertainment, television production, broadcasting, recorded music and music publishing, cable television programming, theme parks, magazine and book publishing, and cable television.

Contact:
Ed Adler
(212) 484-6630